Contact: Anthony P. Costa                                  FOR IMMEDIATE RELEASE
         Chairman and                         Press Release dated August 4, 2008
         Chief Executive Officer
         (866) 646-0003


                               ES Bancshares, Inc.
                 Announces Exercise of 40,000 Organizer Warrants

     Newburgh, New York- (August 4, 2008) ES Bancshares, Inc. (the "Company") (OTCBB: ESBS) announced today that on July 30, 2008, four members of its Board of Directors exercised each of their 10,000 Organizer Warrants at an exercise price of $6.75. This action raised $270,000 in capital for the Company.

     Effective June 30, 2008, the Company reduced the exercise price of its Organizer Warrants and Common Stock Purchase Warrants (OTCBB: ESBSW) from $10.00 to $6.75. The reduced exercise price for the Organizer Warrants is applicable only for a period ending on October 31, 2008, after which the exercise price will revert back to $10.00 per share. The Organizer Warrants, which expire on June 28, 2009, were granted to the Company's 19 organizers in connection with the opening of Empire State Bank.

     The Company's Common Stock Warrants were originally issued in connection with its initial public offering on April 28, 2004. Each purchaser in the offering was provided with a Common Stock Warrant to purchase one share for every five shares purchased. The Common Stock Purchase Warrants expire on October 31, 2008.

     Anthony P. Costa, Chairman and Chief Executive Officer indicated that "we are pleased that several of our Board members have shown their continued commitment to the Company. They supported our Company since they served as organizers of Empire State Bank over five years ago. It is this level of dedication that can help position us for the future"

     Philip Guarnieri, President and Chief Operating Officer commented that "the Board of Directors is pleased to have this additional capital, and hopes to raise additional capital through the exercise of other Organizer Warrants and Common Stock Purchase Warrants. The Board intends for the increased capital to allow the Bank to continue to grow at a managed pace and potentially add new branch locations."

         The Company has engaged American Stock Transfer and Trust Company as its Exchange Agent to facilitate the exercise of its Organizer Warrants and its Common Stock Purchase Warrants.

     The Company is the holding company for Empire State Bank, N.A., a full-service, community-oriented commercial bank providing financial services to individuals, families and businesses in and around the Town of Newburgh, the Village of New Paltz and the borough of Staten Island.

     This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause ES Bancshares, Inc.'s actual

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results to differ  from those  expected  at the time of this  release  including changes in the market price of our common stock and in stock prices generally, competition, changes in general and local economic conditions, changes in interest rates, our ability to successfully carry out our plan and regulatory concerns. Investors are urged to carefully review and consider the various disclosures in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web
site  at   http://www.sec.gov   or  on  ES   Bancshares,   Inc.'s  web  site  at
http://www.esbna.com.